                                                                Exhibit 21.1

                            THE GRAND UNION COMPANY
                              SUBSIDIARY LISTING


Grand Union Stores of New Hampshire, Inc.
Grand Union Stores of Vermont
Merchandising Services, Inc.
Speciality Merchandising Services, Inc.